Exhibit 99.1

TranSwitch Corporation Announces Fourth Quarter Results

(Shelton, CT) January 24, 2005 • TranSwitch Corporation (NASDAQ: TXCC) announced today that it posted fourth quarter, 2004 net revenues of $8.4 million and a net loss of ($13.9) million, or ($0.14) per basic and diluted common share. For the year ended December 31, 2004, the Company posted net revenues of $33.7 million and a net loss of ($44.6) million, or ($0.47) per basic and diluted common share.

During the quarter ended December 31, 2004, the Company reported a gross margin of $5.7 million. This margin was impacted by a cost of sales benefit totaling $0.6 million from the sale of previously reserved inventory.

The net loss for the fourth quarter, 2004 includes the following non-cash items:

•	a loss of $1.7 million reflecting the write-off of the unamortized debt discount associated with the exchange of $11.5 million face value of the Company’s Plus Cash NotesSM that were exchanged for approximately 8.9 million shares of common stock;

•	interest expense of approximately $1.3 million relating to the on-going amortization of the debt discount related to the Company’s 5.45% Convertible Plus Cash NotesSM due September 30, 2007;

•	restructuring charges totaling approximately $0.8 million resulting from the Company’s disengagement from Easics N.V., a wholly owned research and development subsidiary in Belgium, the deconsolidation of OptiX Networks, Inc. and asset impairments; and

•	other expense of approximately $0.7 million to reflect the change in the fair value of the derivative liability relating to the Company’s 5.45% Convertible Plus Cash NotesSM due September 30, 2007.

For comparison purposes, the net revenues, the gross margin and the net loss for the fourth quarter, 2003 were:

•	the net revenues were $7.4 million;

•	the gross margin was $5.7 million; and

•	the net loss was ($11.2) million, or ($0.12) per basic and diluted common share.

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TranSwitch Corporation Announces Fourth Quarter Results	Page 2

Results for the fourth quarter of 2003 included a non-cash gain of $2.6 million to reflect the change in the fair value of the derivative liability relating to the 5.45% Convertible Plus Cash Notes issued on September 30, 2003.

“As we enter 2005, we have a positive expectation for the long-term prospects of the Company. This is based on the fact that today we have design-wins in the key platforms of most of the Tier-1 customers, we have a product portfolio in our sector that is second to none, and we have been successful in reducing our expenses systematically without compromising our competitive advantage in the wire-line market segment that we are targeting,” stated Dr. Santanu Das, Chairman of the Board, Chief Executive Officer, and President of TranSwitch Corporation.

“In Q4, we secured 62 design-wins worldwide at 29 customers. Although we continue to remain cautious about the revenue forecast for these new designs, we are encouraged by the fact that 20 of the design-wins this quarter came from several tier-one accounts in the telecommunications industry. Our EtherMap-3 product gained 14 design wins this quarter with 5 new customers, bringing the total to 131 design-wins with 75 customers. We gained 3 additional wins with our ET-12 and ET-48 products. In addition, during the fourth quarter, we continued to make progress with our Envoy family of products (a single chip solution for backplane switching and physical layer applications such as Ethernet uplinks, Ethernet Over VDSL, and Ethernet Over SONET) with 5 designs. Our PHAST family of products were designed into 16 applications.”

“In the fourth quarter, 2004 and the first quarter, 2005, we took several steps to meaningfully reduce our operating expenses. These steps included the very difficult decision of reducing our staff by approximately 18%. This is the fifth time we have restructured our staff since the downturn started in 2001,” continued Dr. Das.

“We believe that we are still in the middle of an inventory re-balancing as systems vendors reduce excess inventories. This adjustment continues to take some time and makes short-term visibility cloudy, even though we believe the end market is sound. Therefore, we are estimating that our first quarter, 2005 product revenues will be approximately $7.5 - $8.0 million, of which approximately $5.7 million was in opening backlog. Our first quarter, 2005 net loss is estimated to be in the range of ($0.10) to ($0.12) per basic and diluted common share. This net loss estimate for the first quarter, 2005 excludes any adjustment to the fair value of the derivative liability associated with our 5.45% Convertible Plus Cash NotesSM. The non-cash adjustment to fair value is based on several estimates, including our common stock price during the quarter ending March 31, 2005,” concluded Dr. Das.

Additional details on TranSwitch’s fourth quarter results will be discussed during a conference call regarding this announcement on Monday, January 24, 2005 at 5:30 pm eastern time. To listen to the live call, investors can dial (719) 457-2734 and reference confirmation code: 4246352. The call will be

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TranSwitch Corporation Announces Fourth Quarter Results	Page 3

recorded and a replay will be available two hours after the conclusion of the live broadcast through February 7, 2005. To access the replay, dial (719) 457-0820 and enter confirmation code: 4246352. Investors can also access an audio webcast via www.vcall.com by clicking on the TranSwitch Corporation conference call link. This audio webcast will also be available on a replay basis for 10 business days.

About TranSwitch Corporation:

TranSwitch Corporation, headquartered in Shelton, CT, is a leading developer and global supplier of innovative high-speed VLSI semiconductor solutions - Connectivity Engines™ - to original equipment manufacturers who serve three end-markets: the Worldwide Public Network Infrastructure, the Internet Infrastructure, and corporate Wide Area Networks (WANs). Combining its in-depth understanding of applicable global communication standards and its world-class expertise in semiconductor design, TranSwitch Corporation implements communications standards in VLSI solutions which deliver high levels of performance. Committed to providing high-quality products and service, TranSwitch Corporation, Shelton, CT is an ISO 9001:2000 registered company. Detailed information on TranSwitch products, news announcements, seminars, service and support is available on TranSwitch’s home page at the World Wide Website - http://www.transwitch.com.

Forward-looking statements in this release, including statements regarding management’s expectations for future financial results and the markets for TranSwitch’s products, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements regarding TranSwitch, its operations and its financial results involve risks and uncertainties, including without limitation risks of downturns in economic conditions generally and in the telecommunications and data communications markets and the semiconductor industry specifically; risks in product development and market acceptance of and demand for TranSwitch’s products and products developed by TranSwitch’s customers; risks relating to TranSwitch’s indebtedness; risks of failing to attract and retain key managerial and technical personnel; risks associated with foreign sales and high customer concentration; risks associated with competition and competitive pricing pressures; risks associated with investing in new businesses; risks of dependence on third-party VLSI fabrication facilities; risks related to intellectual property rights and litigation; risks in technology development and commercialization; and other risks detailed in TranSwitch’s filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated.

For more information contact:

Peter J. Tallian

Senior Vice President, Chief Financial Officer and Treasurer

TranSwitch Corporation

Phone: 203/929-8810 ext. 2427

Fax: 203/926-9453

www.transwitch.com

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TranSwitch Corporation Announces Fourth Quarter Results	Page 4

TranSwitch Corporation

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for per share amounts)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Net revenues:
Product revenues	$8,441	$7,259	$33,481	$22,970
Service revenues	6	171	206	850

Total net revenues	8,447	7,430	33,687	23,820
Cost of revenues:
Cost of product revenues	2,719	1,588	9,609	6,086
Provision for excess and obsolete inventories	—	—	571	1,498
Cost of service revenues	—	107	160	333

Total cost of revenues	2,719	1,695	10,340	7,917

Gross profit	5,728	5,735	23,347	15,903
Operating expenses:
Research and development	9,159	10,680	46,030	42,510
Marketing and sales	3,211	2,788	12,543	10,964
General and administrative	1,528	1,535	6,697	5,630
Restructuring charge (benefit) and asset impairments	846	(526)	1,126	2,538

Total operating expenses	14,744	14,477	66,396	61,642

Operating loss	(9,016)	(8,742)	(43,049)	(45,739)
Other (expense) income:
Equity in net losses of affiliates	—	(565)	—	(1,933)
Change in fair value of derivative liability	(728)	2,619	12,124	2,619
Gain on exchange of 4.50% convertible notes	—	—	—	14,463
Loss on extinguishment of debt	(1,746)	—	(2,987)	—
Other income, net	—	—	378	—
Impairment of investments in non-publicly traded companies	—	(1,495)	(123)	(1,545)
Interest income (expense):
Interest income	686	495	2,394	2,805
Interest expense	(3,103)	(3,522)	(12,895)	(8,116)

Interest expense, net	(2,417)	(3,027)	(10,501)	(5,311)

Total other (expense) income, net	(4,891)	(2,468)	(1,109)	8,293

Loss before income taxes, extraordinary loss and cumulative Effect of adoption of and changes in accounting principles	(13,907)	(11,210)	(44,158)	(37,446)
Income tax expense (benefit)	26	(11)	189	246

Loss before extraordinary loss and cumulative effect of adoption of and changes in accounting principles	(13,933)	(11,199)	(44,347)	(37,692)
Extraordinary loss upon consolidation of TeraOp (USA), Inc.	—	—	—	(83)
Cumulative effect on prior years of adoption of and retroactive application of FIN 46R and new depreciation method	—	—	(277)	(805)

Net loss	$(13,933)	$(11,199)	$(44,624)	$(38,580)

Basic and diluted loss per common share:
Loss before extraordinary loss and cumulative effect of adoption of and changes in accounting principles	(0.14)	(0.12)	$(0.47)	$(0.42)
Extraordinary loss upon consolidation of TeraOp (USA), Inc.	—	—	—	—
Cumulative effect on prior years of adoption of and retroactive application of FIN 46R and new depreciation method	—	—	—	(0.01)

Net loss	$(0.14)	$(0.12)	$(0.47)	$(0.43)

Basic and diluted average common shares outstanding	100,438	90,842	94,638	90,406

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TranSwitch Corporation Announces Fourth Quarter Results	Page 5

TranSwitch Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2004	December 31, 2003
	(unaudited)
ASSETS
Current assets:
Cash and short-term investments	$102,504	$152,051
Accounts receivable, net	4,795	3,684
Inventories	2,933	2,838
Prepaid expenses and other current assets	2,243	2,912

Total current assets	112,475	161,485

Long-term marketable securities	32,178	27,300
Property and equipment, net	3,590	10,262
Other assets	6,465	7,259

Total assets	$154,708	$206,306

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$10,579	$12,186
Restructuring liabilities	1,093	1,454
4.50% Convertible Notes due 2005	24,442	—

Total current liabilities	36,114	13,640

Restructuring liabilities – long-term	21,532	22,689
5.45% Convertible Plus Cash NotesSM due 2007, net of debt discount of $13,149 and $21,742, respectively	67,370	75,866
4.50% Convertible Notes due 2005	—	24,442
Derivative liability	8,461	20,659

Total liabilities	133,477	157,296

Commitments and contingencies

Total stockholders’ equity	21,231	49,010

Total liabilities and stockholders’ equity	$154,708	$206,306

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